Exhibit 10.3

PROJECT RADIANCE

APPLIED OPTOELECTRONICS, INC.

AND

Yuhan Optoelectronic Technology (Shanghai) Co., Ltd. (裕汉光电子科技(上海)有限公司)

PRODUCT SUPPLY AGREEMENT

* Certain information has been excluded from this exhibit because it is both immaterial and competitively harmful if publicly disclosed. Where applicable, omissions have been marked “[***]”.

CONTENTS

Clause	Page

1.	INTERPRETATION	1
2.	SUPPLY OF PRODUCTS	2
3.	PRODUCT PURCHASES	3
4.	FORECASTS AND ORDERS	4
5.	DELIVERY; TITLE	5
6.	PRICE/PAYMENT/INVOICE	6
7.	LICENSING REQUIREMENTS	7
8.	PRODUCT WARRANTIES	8
9.	INDEMNIFICATION AND COVENANTS	10
10.	GENERAL WARRANTIES AND COVENANTS	10
11.	INTELLECTUAL PROPERTY	11
12.	CONFIDENTIALITY	12
13.	TERM AND TERMINATION	13
14.	MISCELLANEOUS	14
EXHIBIT A THE PRODUCTS		20

THIS PRODUCT SUPPLY AGREEMENT (this “Agreement”) is made on ____________ (the “Effective Date”)

BETWEEN:

(1)	Applied Optoelectronics, Inc., a company incorporated in Delaware, USA, whose principal place of business is at 13139 Jess Pirtle Blvd., Sugar Land, TX 77478 (“Supplier” or “AOI”); and

(2)	Yuhan Optoelectronic Technology (Shanghai) Co., Ltd. (裕汉光电子科技(上海)有限公司 ), a company incorporated in the PRC (unified social credit code: 91310115MA1H8BHE0A) whose registered office is at Block C, No. 888 Huanhu West Two Road, Nanhui New Town, Pudong New District, Shanghai (“Buyer” or “Yuhan Shanghai”).

Supplier and Buyer, are also hereinafter individually referred to as a “Party” and collectively as the “Parties”.

RECITALS:

(1)	Prime World International Holdings Ltd. (“Prime World”) (as the Seller) and Yuhan Shanghai have entered into the AGREEMENT FOR THE SALE AND PURCHASE OF A NEW COMPANY TO BE ESTABLISHED IN HONG KONG on ____________, 2022 (the “SPA”), according to which, Seller agrees to sell, and Yuhan Shanghai agrees to buy the Shares (as defined in the SPA) (i.e. the whole of the allotted and issued share capital of NewCo) and each right (including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by NewCo) attaching to the Shares at or after Completion (as defined in the SPA).

(2)	Upon the Completion, Buyer wish to purchase certain products and services from Supplier, and Supplier wishes to sell such products and services to Buyer.

(3)	Buyer and Supplier agree that the terms of this Agreement govern the products and related services purchased by Buyer from Supplier.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the Parties agree as follows:

1.	INTERPRETATION

“Affiliate” means, in relation to a person, any other person which, directly or indirectly, controls, is controlled by or is under the common control of the first-mentioned person, where “control” means the ownership, directly or indirectly, of more than fifty per cent (50%) of the voting shares, registered capital or other equity interest of the relevant person, or the power to appoint or elect a majority of the directors, or otherwise to direct the management of the relevant person;

“Applicable Laws” means all applicable statutes and laws, and orders and regulations of any Governmental Authority;

“Business Day” means any day (other than a Saturday or Sunday or public holiday) on which banks are open for the transaction of normal business in the PRC, Taiwan and the United States;

“Delivery Sites” has the meaning given to it in clause 4.2;

“End of Life” has the meaning given to it in clause 3.6;

“Firm Order Period” has the meaning given to it in clause 4.1;

“Forecast” has the meaning given to it in clause 4.1;

“Force Majeure Event” has the meaning given to it in clause 14.5;

“Frustrated Party” has the meaning given to it in clause 14.5;

“Non-Frustrated Party” has the meaning given to it in clause 14.5;

“Improvements” has the meaning given to it in clause 3.3;

“Intellectual Property” means all of the following anywhere in the world: (a) all patents and applications for patents; (b) all copyrights and copyright registrations; (c) all trade dress and trade names, logos, internet addresses and domain names, social media addresses and handles, trademarks and service marks and related registrations and applications and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (d) rights of publicity; (e) all inventions, technology, recipes, trade secrets, processes and techniques; and (f) other intellectual property or similar proprietary rights;

“Initial Term” has the meaning given to it in clause 13.1;

“Order” has the meaning given to it in clause 4.2;

“PRC” means the People’s Republic of China and solely for the purposes of this Agreement, excluding Hong Kong, Macau, and Taiwan;

“Preferred Supplier” means the largest supplier for laser component products to the Buyer based on total revenue Buyer purchase for Products in a given fiscal year.

“Products” means laser component products and certain transceivers products as specified in Exhibit A;

“Product Specification” means specifications agreed to by Supplier and Buyer for a Product.

“Product Specification Change” has the meaning given to it in clause 3.2;

“Purchase Order” has the meaning given to it in clause 3.1;

“Renewal Term” has the meaning given to it in clause 13.1;

“RMA” has the meaning given to it in clause 5.4;

“Tax” means any form of taxation, levy, duty, charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any national, provincial, municipal or local government or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function;

“Warranty Period” has the meaning given to it in clause 8.1.

2.	SUPPLY OF PRODUCTS

2.1	Any supply of the Products made by Supplier to Buyer shall be governed by this Agreement. Buyer shall order the Products in accordance with clause 3.1 and Supplier shall supply them according to the conditions laid down herein.

2.2	Unless otherwise agreed in this Agreement or among the Parties in a separate representation and distribution agreement, (a) none of the Products shall be re-sold or otherwise supplied by Buyer to any third party; and (b) none of the Products shall be re-exported to any other individual, organization or country without the prior written consent of Supplier.

2.3	For the entire duration of this Agreement, and unless otherwise instructed by Supplier, Supplier shall be the Preferred Supplier of Products if, and to the extent, Supplier offers the same terms and conditions (including price, quality, any relevant tariffs and shipping cost) for such Products as other local suppliers’ best quotation, subject to the conditions set out in the following exceptions. The obligations of the Buyer under this Section 2.3 of the Agreement do not apply when and to the extent that: (a) a manufacturing of products by Supplier to Buyer is prohibited by applicable law; (b) the manufacturing of products by Supplier is prohibited by an agreement between Buyer or an affiliate of Buyer and a third party which exists as of the Effective Date; (c) any of the Buyer’s customers refuse Supplier. If Supplier’s terms deviate from terms offered by industry standards and materially disfavor the Buyer, Supplier will consider and discuss those terms with Buyer.

3.	PRODUCT PURCHASES

3.1	Purchase Order. The Products shall be set forth in a purchase order agreed upon by the Parties from time to time (“Purchase Order”). Each Purchase Order shall be substantially in the form of Purchase Order set forth in Exhibit B, and shall include, among other items, the relevant Products pricing, purchase commitments, and delivery date. The Parties intend for the express terms and conditions contained in this Agreement (including any Exhibits hereto) and to exclusively govern and control each of the Parties’ respective rights and obligations regarding the subject matter of this Agreement, and this Agreement is expressly limited to such terms and conditions. Without limitation of the foregoing, any additional, contrary or different terms contained in any Purchase Order or other request or communication by Buyer pertaining to the sale of Products by Supplier, and any attempt to modify, supersede, supplement or otherwise alter this Agreement, will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized representatives of both Parties.

3.2	Product Specification Changes. In the event any Buyer requests a change in the applicable Specifications (a “Product Specification Change”), then Supplier may, upon mutual agreement and acceptance by both parties, elect to incorporate the Product Specification Change into the applicable Products, and the price for such Products shall be adjusted accordingly as determined by Supplier.

3.3	Improvements. During the Term of this Agreement, Supplier may, upon mutual agreement and acceptance by both parties, develop improvements (“Improvements”) to the Products that are designed to (i) mitigate obsolete components, (ii) improve manufacturability of the Products, or (iii) other commercially reasonable improvements as deemed necessary by Supplier.

3.4	If such Product Specification Change and Improvement are requested by Buyer, Supplier will only be liable for damages caused to the Buyer if the Product does not meet Product Specifications.

3.5	If Supplier makes Product Specification Changes or Improvements without mutual agreement, then Supplier will be liable for any damages resulting from these unauthorized Product Specification Changes or Improvements caused to the Buyer.

3.6	End of Life

(1)	Nothing in this Agreement shall be construed as permitting Supplier to cease manufacture of the then-current version of the Products (“End of Life”) without providing Buyer with at least six (6) months prior written notice of its intent to End of Life.

(2)	In the event that Supplier determines to End of Life a version of the Products, the Parties shall discuss all available options to ensure continued support of the Products by Supplier or a third party, on commercially reasonable terms.

4.	FORECASTS AND ORDERS

4.1	Forecasts. Except as otherwise expressly stated in a Purchase Order, each Buyer shall by [***] provide to Supplier a rolling forecast of its estimated requirements for the applicable Products over the following [***] (each a “Forecast”). Each Forecast shall state the relevant Buyer’s anticipated requirements [***] The commitment levels relating to the applicable Products, unless otherwise agreed in writing, shall be carried forward as follows in successive Forecasts:

(1)	the [***] covered by that Forecast (the “Firm Order Period”) shall be a binding order and, unless otherwise agreed by the Parties, shall not be amended by a subsequent Forecast and shall constitute a commitment on Buyer to purchase, and on Supplier to supply, the stated amounts of Products for the Firm Order Period;

(2)	the [***] covered by that Forecast shall not be a binding order but, unless otherwise agreed by the Parties, shall not be amended by a subsequent Forecast by more than [***] and, within such tolerance, shall constitute a commitment on Buyer to purchase, and on Supplier to supply, the stated amounts of Products;

(3)	the [***] covered by that Forecast shall not be a binding order but, unless otherwise agreed by the Parties, shall not be amended by a subsequent Forecast by more than [***] and, within such tolerance, shall constitute a commitment on Buyer to purchase, and on Supplier to supply, the stated amounts of Products;

(4)	the subsequent consecutive [***] estimation covered by that Forecast are provided for planning purposes only and shall in no event be deemed as a commitment on Buyer to purchase, and on Supplier to supply, any quantity of the Products.

4.2	Orders. On or prior to the date on which Buyer delivers Forecast pursuant to clause 4.1, each Buyer shall submit, in writing or electronically, to Supplier a binding Purchase Order (each, an “Order”) for the number of Products to which the relevant Buyer is committed to purchase during [***] such Forecast. Such Order shall specify the relevant Buyer’s order number, the applicable Purchase Order and Products description, the quantity of Products to be purchased, the price for such Products (based on the applicable Purchase Order), the Delivery dates and the location or locations identified as the destination for the shipment of Products in an Order (“Delivery Sites”), and the specific carriers or transportation methods by which Delivery shall be made. Subject to the terms and conditions of this Agreement, an Order submitted by Buyer pursuant to this clause 4.2 shall constitute a firm commitment by Buyer to purchase the Products specified in the Order from Supplier. All orders are subject to acceptance by Supplier, who will accept or reject orders according to Supplier’s then current processes. Every purchase order issued by Buyer to Supplier following the Effective Date of this Agreement shall be governed by and be deemed to include the provisions of this Agreement.

4.3	Order Cancellations. Buyer may not cancel or terminate any Order, in whole or in part, without the prior written consent of Supplier, which consent, if given, shall be upon terms that will compensate Supplier for the incurred costs therefrom.

5.	DELIVERY; TITLE

5.1	Shipment.

(1)	Delivery shall be made by reasonably economical means and at a reasonable rate, in the sole discretion of Supplier, at Buyer’ sole cost. If no Delivery Site is specified by Buyer for shipment of the applicable Products, then the applicable Products shall be shipped to Buyer’ address noted on the Order.

(2)	Supplier shall, subject to events beyond its control, make commercially reasonable efforts to meet specified delivery dates referenced in the Purchase Order. Supplier shall notify Buyer immediately in writing if Supplier has knowledge of any event that could result in any change to the agreed upon delivery plan. In the event that any Products scheduled for delivery is more than [***] days late, Buyer may request such Products be shipped and delivered via a different mode of transportation at Supplier’s expense.

5.2	Inspection. Buyer shall have the right to inspect all Products within [***] days after receipt thereof, and Products shall be conclusively deemed accepted by Buyer (unless a notice of rejection, along with evidence thereof satisfactory to Supplier, has been sent by Buyer to Supplier within such [***] day period), relieving Supplier of liability for damages, if any. Inspection is limited to volume or visual damages to the Products. If a transceiver product containing an AOI laser fails at the end user, AOI shall work with the buyer to analyze it and if it is determined that the failure is on AOI’s side, AOI will pass an RMA or a replacement.

5.3	Buyer shall have the right to return a Products if after discussion with Supplier, Buyer believes that the Products have failed and does not conform to the applicable Product Specifications. Notwithstanding any provision to the contrary, Supplier’s sole and exclusive obligations to the Buyer for any Products made by Supplier and sold hereunder are to repair returned Products or provide a replacement Products, at Supplier’s sole option, for any Products which has been returned to Supplier under the Return Material Authorization procedure (as defined below).

5.4	Return Materials Authorization. Supplier will only accept Products returned under the Supplier Return Materials Authorization (“RMA”) process and shipped pursuant to the RMA Shipping and Packaging Instructions. Failure to comply with RMA Shipping and Packaging Instructions shall render the Products warranty null and void immediately. Buyer is responsible for shipping Products to Supplier and for such shipping expense in all circumstances. Buyer shall obtain a RMA number from Supplier prior to returning any Products and return the Products prepaid and insured to Supplier to the FCA point. One RMA number per part number will be designated by Supplier. Any part number not covered by the applicable RMA number will be returned to Buyer at Buyer’ sole expense. RMA numbers are issued only after Buyer have completed an RMA Authorization Request form. RMAs must be accompanied by any and all test printouts, photos, photomicrographs, and any other results or characterization conducted by Buyer which Buyer contend set forth defect(s). The warranty of repaired Products shall be the same as the original Products [***] and from the shipment date of the repaired Products, or such other period expressly stated in the applicable Purchase Order. Supplier reserves the right to test a representative sample of returned parts only and to make its return authorization for the entire requested quantity based on said sample. Alternatively, and at Supplier’s sole and absolute discretion, returned Products may be replaced in part or in its entirety with new Products that meets original Products specifications. In the event that Buyer returns the Products to Supplier under the proper RMA process and Supplier, determines that it is covered under warranty and replaces or repairs the defective Products, Supplier is responsible for shipping expense back to the Buyer only.

5.5	Buyer Requested Delay. If any shipment of Products is delayed at Buyer’s request beyond the applicable delivery date, Supplier, at its sole discretion, shall be entitled to either (a) treat such delay as a breach of this Agreement, or (b)(i) arrange storage of the shipment either at Supplier’s premises or at another reasonably secure location on Buyer’s behalf and at Buyer’s risk and expense and (ii) invoice Buyer for all reasonable storage costs relating to such shipment delay that are incurred by Supplier between the date of Buyer’s notice and the actual delayed delivery date.

5.6	Title. Unless otherwise agreed in writing by the Parties, shipping terms shall be as follows:

(1)	In the case where a third party carrier delivers the Products to the Delivery Sites, FCA (Incoterms 2020) the Supplier’s designated shipping warehouse, meaning that Supplier retains title to, and shall bear risk of loss for, all Products until the Products are received by the third party carrier at Supplier’s designated shipping warehouse.

(2)	Title and risk of loss to any Products that is properly rejected shall pass back to Supplier if and when Supplier takes repossession of such Products (whether for of replacement or repair).

(3)	All claims for loss or damage during shipment must be filed by Buyer with the carrier.

6.	PRICE/PAYMENT/INVOICE

6.1	Payment.

(1)	Upon credit approval by Supplier, payment terms shall be cash upon delivery or, at the option of Supplier, [***] from the date of the shipment. Supplier reserves the right to require alternative payment terms, including TT in advance or letter of credit of payment in advance. All payments must be in United States dollars.

(2)	If at any time any Buyer is delinquent in the payment of any invoice or is otherwise in breach of this Agreement, Supplier may, at its discretion, withhold shipment (including partial shipments) of any order or may, at its option, require such Buyer to pre-pay for further shipments. All payments not received when due shall be subject to an additional charge of [***] per month (annual rate [***]) of the unpaid amount or the maximum rate permitted by law, whichever is less, until the date of payment, as well as Supplier’s costs of collection, including attorneys’ fees and costs, including court costs and cost of arbitration. In return or exchange for the credit extended by Supplier to Buyer on account, Buyer gives Supplier a continuing security interest in rights, title, and interest in Product(s) currently and hereafter acquired on account or otherwise purchased under this Agreement to secure payment for those Products purchased. Buyer shall execute and deliver, in a form acceptable to Supplier, in Supplier’s sole opinion and judgment, all documents which are necessary to perfect and maintain the security interest in the collateral, including assignments, financing statements, and certificates of title or registration. Non-payment by Buyer of any outstanding invoices shall be deemed an extension of credit by Supplier for purposes of the above security interest provisions only. There is no set-off right for the Buyer.

6.2	No Taxes. The price for each Products is exclusive of any local, state or federal tax, levy, tariff, sales tax, fees, customs or duties (foreign or domestic) required by law or any regulatory authority or which are assessable against such Products by any government agency, all of which shall be payable by Buyer to the extent that Buyer is required by law to pay the relevant tax authority for such tax. Buyer shall pay separately itemized sales and/or use taxes invoiced by Supplier on the date of the sale of each Products. To the extent Supplier is required to pay any such tax, Supplier shall separately itemize such amounts on the invoice and Buyer shall pay such amounts as provided herein. Neither Party shall have any obligation to pay any tax which is not directly imposed on such Party or under this Agreement, including, without limitation, income, franchise, property and gross receipts taxes imposed on such Party’s net income, net worth, property or revenue.

7.	LICENSING REQUIREMENTS

7.1	Software License. Supplier grants to Buyer a limited, non-transferable, non-exclusive, fully paid up, royalty free license (or, as applicable, a sublicense) to (a) use the Supplier Software in connection with the use of the Products and (b) run the Supplier Software on the Products when required for testing, compatibility and quality assurance purposes. Except as provided in this clause 7.1, nothing in this Agreement grants Buyer any rights in the Supplier Software. Buyer shall not translate, reverse engineer, decompile, or disassemble the Supplier Software or any part thereof or otherwise attempt to derive source code or create derivative works there from, and shall not authorize any third party to do any of the foregoing. For purposes of this clause 7.1, “Supplier Software” shall mean any software provided by Supplier (including all updates, upgrades and fixed thereto) hereunder.

8.	PRODUCT WARRANTIES

8.1	Supplier Warranties

(1)	Supplier represents, warrants and covenants to Buyer that for a period of [***] from the shipment date of the applicable Products, or such other period expressly stated in the applicable Purchase Order (the “Warranty Period”), (i) the Products and all components included in each Products shall be free from Material Defects (“Material Defects” shall mean when the Products does not meet the Product Specifications) in materials and workmanship; (ii) excluding normal wear and tear, each Products and all components and Supplier Software shall conform in all material respects to the applicable Specifications and the Acceptance Performance Standard in effect at the time the Products was shipped; and (iii) each Products shall conform in all material respects to any and all other requirements set forth in the applicable Purchase Order.

8.2	Warranty Claims

(1)	IF THE APPLICABLE WARRANTY PERIOD DESCRIBED HAS NOT EXPIRED, SUPPLIER’S LIABILITY SHALL BE LIMITED SOLELY TO, AS DETERMINED AT SUPPLIER’S OPTION, THE REPAIR OR REPLACEMENT (IN EACH CASE TO THE EXTENT BUYER IS NOT IN DEFAULT HEREUNDER) OF PARTS OF THE PRODUCTs UNDER THE WARRANTY CLAUSE HEREIN. If the Warranty Period has expired, Supplier shall not be liable for any damages of any kind whatsoever and shall have no obligation under this warranty. Supplier shall have the right to determine, prior to effecting such repair or replacement, whether or not the warranty noted above has been violated failure of Buyer to use/operate the Products in accordance with Supplier’s instructions, misuse, abuse or neglect by or on the behalf of Buyer, modification, abnormal conditions of operation, damage by accident (including fall, fire, exposure to water, improper temperature, humidity, other environmental conditions, or abnormal electrical exposure), installed improperly by personnel not certified or approved by Supplier or attempted service or modification not authorized by Supplier. If such determination is made by Supplier, then Supplier shall not be liable for any damages of any kind whatsoever and shall have no obligation under the warranty in clause 8.1. Additionally, Supplier shall not have responsibility or liability, direct or indirect, contingent or otherwise, arising out of, or based upon, a violation of the warranty caused in whole or in part, in the opinion of Supplier, by those actions or omissions of or on behalf of Buyer described in this clause. Responsibility for proper service and operation of the Products if not installed, serviced and operated by Supplier, or in accordance with Supplier’s instructions, rests entirely with Buyer. If and to the extent that correction of a defect involves the provision of replacement Products, Buyer shall be liable for any and all costs of retrieving or re-installing Products or any portion thereof. Other than as set out above, any and all costs of defect correction shall be met by Buyer.

(2)	BUYER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS CONTAINED IN THIS WARRANTY CONSTITUTE THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO IT WITH REGARD TO THE PRODUCTS, SOFTWARE AND SERVICES FURNISHED BY SUPPLIER. EXCEPT FOR THE EXPRESS WARRANTIES MADE IN SECTION 6.01, PRODUCTS ARE SOLD “AS IS” AND SUPPLIER EXPRESSLY DISCLAIMS AND EXCLUDES ALL WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES WHICH, BUT FOR THIS PROVISION, MIGHT ARISE FROM COURSE OF DEALING, CUSTOM OR TRADE AND INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS WITH RESPECT TO THE PRODUCTS, SOFTWARE AND SERVICES FURNISHED BY SUPPLIER. If any portion of the Products is not manufactured by Supplier, then Supplier will, to the extent it is authorized to do so, pass along to Buyer the manufacturer’s warranty. Supplier makes no warranty whatsoever with respect to any portion of the Products not manufactured by Supplier and such portion of the Products are sold to Buyer by Supplier “AS IS”.

(3)	All warranty claims (including with respect to prioritization and timing) for the Products will be handled in accordance with Supplier’s policies then in effect. Buyer is responsible for shipping and shipping expenses related to any warranty claim.

(4)	The warranty claim shall apply to Buyer and Buyer’s Affiliates and subsidiaries.

(5)	If a customer of Buyer demands a longer warranty period, Supplier may provide up to five (5) year Warranty if Buyer provides written evidence of such demand to Supplier.

8.3	Procedure for Warranty Qualification. Notwithstanding anything to the contrary Supplier shall not be liable for a breach of the warranties set out in clause 8.1 unless (a) any Buyer notifies Supplier of the breach in writing within [***] days of the expiration of the Warranty Period (provided that the breach shall have occurred during the Warranty Period), and (b) Supplier is given a reasonable opportunity after receiving the notice to examine the applicable Products. The Buyer must make all claims under this warranty and no claim will be accepted from any third party.

8.4	Security Agreement. For any Products delivered to Buyer for which any Buyer has not fully paid Supplier, such Buyer hereby grants to Supplier, its successors and assigns, a purchase money security interest in such Products to secure the full payment of the purchase price of such Products, including a right of repossession until the full purchase price has been paid under the applicable Purchase Order without limiting any other rights or remedies of Supplier hereunder. Buyer will, other than the security interest granted to Supplier hereby, cause such Products to be free and clear of all liens, claims, charges and encumbrances. Default in payment of such price or any part of the price when due shall permit Supplier, in its sole discretion, to declare all obligations of such Buyer immediately due and payable under the applicable Purchase Order, and in such event, Supplier shall have all the rights and remedies of a secured party under applicable law (including the rights of repossession described above). In connection with any security interest granted herein, Supplier is expressly authorized, at its discretion, to file one or more financing statements or other notices under applicable law naming the relevant Buyer as debtor and Supplier as secured party. In the event that Supplier commences legal action, or consults with counsel, with respect to the transaction which is the subject hereof, such Buyer shall, on demand, pay Supplier the legal fees, costs and expenses so incurred by Supplier.

8.5	If Buyer becomes a Frustrated Party due to a Force Majeure Event as specified in section 14.5, Buyer shall promptly provide a written notice to the Supplier within 5 business days of such Force Majeure Event. Buyer need to indicate on the notice how such Force Majeure Event impacted Buyer’s ability to continue manufacturing, the period of time which Buyer believe such event will last, and provide an inventory of the Supplier’s Products (“Listed Products”) that are impacted by this Force Majeure Event. Upon receiving such notice, Supplier will extend the warranty period for the Listed Products by the duration of the Force Majeure Event.

9.	INDEMNIFICATION AND COVENANTS

9.1	General Indemnity

(1)	Supplier will defend against and will indemnify and hold harmless Buyer, at Supplier’s expense, from and against any claims, demands, suits, proceedings, or causes of actions brought by a third party to the extent arising from (i) Supplier’s negligent acts or omissions or intentional misconduct in connection with the performance of its obligations hereunder; or (ii) any violation of any applicable law by Supplier.

(2)	Buyer will defend against and will indemnify and hold harmless Supplier, its affiliates and each of their respective employees, directors, officers, and successors and assigns from and against at Buyer’s expense, from and against any claims, demands, suits, proceedings, or causes of actions brought by a third party to the extent arising from (i) Buyer’s breach, negligent acts or omissions or intentional misconduct in connection with the performance of its obligations hereunder; (ii) the violation of any applicable law by Buyer in its marketing and distribution of the Products; or (iii) Buyer’s possession or use of the Products, including without limitation, any misuse or mishandling of the Products or modification(s) to the Products by Buyer.

9.2	Survival of Indemnification Obligations. The rights and obligations in clause 9.1 shall survive expiration or earlier termination of this Agreement.

9.3	Limitation of Liability. [***].

9.4	Consequential Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE OR NONPERFORMANCE OF ANY PROVISION OF THIS AGREEMENT OR THE PRIOR AGREEMENT REGARDLESS OF THE NATURE OF THE CLAIM OR WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	GENERAL WARRANTIES AND COVENANTS

10.1	Mutual Warranties. Each Party represents and warrants to the other Party that (a) it is duly organized and validly existing under the laws of its jurisdiction of organization; (b) it has the legal power and authority to execute and deliver this Agreement and to fully perform its obligations hereunder; (c) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary actions and do not violate its organizational documents or any other material agreements to which it is a Party; and (d) this Agreement constitutes a legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable law.

10.2	Supplier’s Undertaking. Supplier undertakes to Buyer to grant the following preferential treatment to Buyer:

(1)	Supplier will make commercially reasonable efforts to build up actual capacity to fulfil Buyer’s Forecast;

(2)	Supplier will make commercially reasonable efforts to give Buyer priority on open capacity (for the avoidance of doubt, excluding any actual capacity that Supplier is required expressly to provide to any third party in accordance with any supply agreement to which Supplier is a party). If at any point Supplier is no longer a Preferred Supplier of Buyer, then this section 10.2(2) is deemed void;

(3)	in case of capacity shortage, Supplier will use commercially reasonable efforts to satisfy the supply to Buyer; and

(4)	in case the actual demand of Buyer exceeds the forecasted or contracted supply, Supplier will make commercially reasonable efforts to coordinate additional idle capacity to supply to Buyer.

11.	INTELLECTUAL PROPERTY

11.1	Ownership. Each Party to this Agreement shall (a) continue to own all intellectual property that was owned by such Party prior to the Effective Date (including but not limited to in the case of Supplier, Testing Tools) and (b) separately own any intellectual property subsequently developed or acquired by such Party independent of its performance pursuant to this Agreement.

11.2	Supplier Intellectual Property. All rights, title and interest in and to any inventions, discoveries, improvements, methods, ideas, computer and other apparatus programs and related documentation, other works of authorship fixed in any tangible medium of expression, mask works, or other forms of intellectual property, whether or not subject to statutory protection, which are made, created, developed, written, conceived, or first reduced to practice by Supplier solely, jointly or on its behalf, in the course of, arising out of, or as a result of work performed under an order, and any related tooling set-up, fitting-up and preparation charges whether or not invoiced, shall belong to and be the sole and exclusive property of Supplier.

11.3	Use Restrictions. Except as and to the extent expressly permitted, or as reasonably necessary to make any use of the Products, Buyer shall not and shall not permit others to engage in any of the following:

(1)	Modifying, correcting, adapting, translating, enhancing or otherwise preparing derivative works or improvements of the Products.

(2)	Reverse engineering, disassembling, decompiling, tampering, decoding, or adapting the Products, or otherwise attempting to derive or gain access to the software source code, in whole or in part.

(3)	Renting, leasing, lending, selling, sublicensing, assigning, distributing, publishing, transferring, or otherwise making the Products available to any third party unless the Parties enter into a Products representation and distribution agreement or the Parties are Buyer’s Affiliates and subsidiaries.

(4)	Remove, alter, erase, deface or cover over any markings on the Products or its packaging.

12.	CONFIDENTIALITY

12.1	Confidential Information Defined.

(1)	The term “Confidential Information” shall include, without limitation, information provided by a Party that such Party has designated as confidential; this Agreement (and all exhibits thereto) and all of its terms and conditions; all manuals and training materials provided by a Party; and all financial, technical, business, product and credit information relating to either Party, including without limitation, all market analyses and market expansion plans, all revenue and profit analyses and projections and all commission structures and statements; all technical information relating to either Party, including, without limitation, all implemented or planned product and service improvements or changes; and all other information relating to the operations of a Party which was disclosed or provided to the other Party or became known to the other Party through this relationship; and all other information not generally known to the public relating to either Party.

(2)	Notwithstanding the foregoing, “Confidential Information” does not include information or material:

(i)	which is publicly available when it is received by, or becomes known to, the receiving Party or which subsequently becomes publicly available through no fault of the receiving Party;

(ii)	which is already known to the receiving Party at the time of its disclosure to the receiving Party and is not the subject of an obligation of confidence to the disclosing Party of any kind;

(iii)	which is independently developed by the receiving Party without any use of or access or reference to the Confidential Information of the disclosing Party; or

(iv)	which is received by the receiving party from a third party in good faith and free of any obligations of confidentiality of any kind.

12.2	No Disclosure. Except as expressly permitted by this Agreement, neither Party nor any person, firm, corporation or other entity affiliated with, owned in whole or in part by, employed by or otherwise connected with such Party, shall directly or indirectly, without the express written consent of the other Party, divulge, use, sell, exchange, furnish, give away, or transfer in any way any Confidential Information of the other Party. Each Party agrees and acknowledges that the obligations imposed in this clause 12 shall be in effect during the Term of this Agreement and for three (3) years after the earlier expiration or termination of this Agreement.

12.3	Purpose of Access. Each Party acknowledges that any Confidential Information that has been disclosed to it by the other Party has been disclosed solely for the purpose of enabling the Party to perform its duties hereunder. Each Party agrees that all Confidential Information, whether provided by the other Party prior to or after the commencement date hereof, is the exclusive property of the disclosing Party.

12.4	Compelled Disclosure. If either Party is served with any form of process purporting to require that Party to disclose any Confidential Information to any third party, the served Party shall immediately notify the disclosing Party who shall, in addition to the served Party’s efforts, if any, have the right to seek to quash such process. Each Party shall cooperate with the other in all efforts to quash such process or otherwise to limit the scope of any required disclosure. In the event that the disclosure of any Confidential Information is compelled, the served Party shall seek an appropriate protective order from the court to limit access to such information.

12.5	No Publicity. Neither Party shall issue a press release or any other publicity (including listing Buyer in a Buyer list or listing Supplier in a supplier list) relating to this Agreement without the other Party’s prior written approval, except for a Party’s required disclosure of this relationship and/or letter in order to comply with U.S. federal financial reporting obligations or other statutory regulations. In the event such disclosure is required, the disclosing Party will notify the other Party in writing.

12.6	Destruction/Return of Information. Upon the expiration or termination of this Agreement or upon either Party’s request, each Party, as a receiving Party, shall return all Confidential Information to the disclosing Party or at such disclosing Party’s option, destroy all Confidential Information and provide a written certification signed by an officer of such Party, certifying that all Confidential Information in all formats, including without limitation, paper, electronic and disk form, have been returned or destroyed, as the case may be, within ten (10) days of a Party’s receipt of a written request.

12.7	Injunctive Relief. Each Party acknowledges that its failure to comply with the provisions of this clause 12 may cause irreparable harm to the other Party which cannot be adequately compensated for in damages, and accordingly acknowledges that the other Party shall be entitled to claim, in addition to any other remedies available to them, interlocutory and permanent injunctive relief to restrain any anticipated, present or continuing breach of this clause 12.

13.	TERM AND TERMINATION

13.1	Term. This Agreement shall come into force on the Effective Date and shall continue in effect for three (3) years from such date, unless earlier terminated in accordance with the provisions of this clause 13 (“Initial Term”). Thereafter, this Agreement shall automatically renew on each anniversary of the Effective Date for a period of one (1) year, unless either Party gives written notice to the other Party of its intent not to renew at least ninety (90) days prior to the anniversary of the Effective Date (“Renewal Term”). The Initial Term and each Renewal Term, if any, are referred to herein, collectively, as the “Term”.

13.2	Termination. Subject to clause 13.3, either Party shall be entitled by written notice to the other Party at any time to terminate this Agreement in its entirety if the other Party commits a material breach of this Agreement and such breach continues uncured for a period of thirty (30) days after written notice detailing the breach is provided to the other Party.

13.3	Effect of Termination. Upon expiration or termination of this Agreement or any Purchase Order, all Products ordered prior to the Effective Date of such expiration or termination shall be delivered and paid for in accordance with the applicable Purchase Order.

14.	MISCELLANEOUS

14.1	Dispute. Subject to the other terms and conditions of this Agreement, Supplier and Buyer agree to make a good faith attempt to settle any dispute arising under or related to this Agreement without resort to legal action. If such good faith effort fails, Supplier, at its option, may submit any controversy or claim arising out of or relating to this Agreement, or the breach thereof, to binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall be maintained and held in Houston, Texas, USA. Should Supplier decide to submit the dispute to arbitration, the parties agree that arbitration will be the sole method of resolving such dispute and the matter may not be submitted to the courts of any jurisdiction except for enforcement of any arbitration award. In that event, any previously filed lawsuit shall be dismissed in favor of arbitration so long as Supplier notifies the other party of its intent to have the matter arbitrated, rather than litigated, within forty-five (45) days of being served with such lawsuit. Supplier retains the right to seek immediate, temporary and/or injunctive relief from the courts of any jurisdiction. Except for claims by Supplier for non-payment, the cost of arbitration, including the fees of the mediator(s) or arbitrator(s) shall be divided equally by the Parties. Each party shall bear its own costs of preparing and presenting its case. An action for breach of contract or warranty, other than for non-payment, must be commenced within two (2) years after the date of original shipment of the Products. The Parties agree that the failure to meet that two (2) year deadline will bar subsequently filed suits or arbitration proceedings. Any lawsuit against Supplier must be filed, to the extent not precluded by arbitration, in the courts in Harris County, Texas.

14.2	Waiver. Except as expressly provided in this Agreement, no waiver of this Agreement shall be binding unless executed in writing by the Party to be bound by it. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

14.3	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF HARRIS COUNTY, TEXAS (OR STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS IF FEDERAL JURISDICTION DOES NOT APPLY) FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. EACH PARTY HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY SUCH SUIT, ACTION OR PROCEEDING.

14.4	No Assignment. Except as provided below, neither Party shall have the right to assign, delegate or otherwise transfer any of its rights or duties granted to it under this Agreement without obtaining the other Party’s prior written consent. Notwithstanding the foregoing sentence, a Party may assign this Agreement to (a) any affiliate of that Party; (b) a successor in interest of that Party or as part of a corporate reorganization, consolidation or merger; or (c) a purchaser of all or substantially all of that Party’s assets.

14.5	Force Majeure. No Party (a “Frustrated Party”) shall be liable to any other Party (a “Non-Frustrated Party”) for any failure to perform or delay in performance of its obligations under this Agreement caused by (a) act of God; (b) outbreak of hostilities, riot, civil disobedience, act of terrorism or plague; (c) the act of any governmental authority including revocation of any license or consent; (d) fire, explosion, lightning strike, storm (including but not limited to hurricanes and tornadoes) or flood; (e) theft, malicious damage, strike, lockout or industrial action of any kind (provided that the strike, lockout or industrial action was outside the reasonable control of the Frustrated Party); or (f) any causes or circumstances beyond the Frustrated Party’s reasonable control (collectively, a “Force Majeure Event”). The Frustrated Party shall promptly notify the Non-Frustrated Party of the nature and extent of the circumstances of the Force Majeure Event once known. In the event of a Force Majeure Event, the Frustrated Party shall forthwith establish and implement a plan that minimizes the disruption to the Non-Frustrated Party and shall use its commercially reasonable efforts to remedy the situation and remove the cause of its inability to perform as soon as possible. The Frustrated Party shall give the Non-Frustrated Party prompt notice of the cessation of the Force Majeure Event. The Frustrated Party and the Non-Frustrated Party shall negotiate in good faith adjustments to the terms and conditions of this Agreement that are equitable taking into account the nature and extent of the circumstances of the Force Majeure Event as they develop and become known, including equitable reductions in the obligations of the Non-Frustrated Party.

14.6	Compliance with Laws. Buyer shall at all times comply with all Laws applicable to this Agreement, Buyer’s performance of its obligations hereunder and Buyer’s use or sale of the Products. Without limiting the generality of the foregoing, Buyer shall (a) at its own expense, maintain all certifications, credentials, licenses and permits necessary to conduct its business relating to the purchase, use or resale of the Products and (b) not engage in any activity or transaction involving the Products, by way of resale, lease, shipment, use or otherwise, that violates any Law.

14.7	Export Restrictions.

(1)	Buyer shall obtain all licenses, permits and approvals, at Buyer’s expense, required by any government and shall comply with all applicable laws, rules, policies and procedures of the applicable government and other competent authorities. Buyer will indemnify and hold Supplier harmless for any violation or alleged violation by Buyer of such laws, rules, policies or procedures. Buyer shall not transmit, export, or re-export, directly or indirectly, separately or as part of any system, the Products or any technical data (including processes and services) received from Supplier, without first obtaining any and all licenses required by the applicable government, including the United States Government and/or any other applicable competent authority. Buyer also certifies that none of the products of technical data supplied by Supplier under this Agreement will be sold or otherwise transferred to, or made available for use by or for, any entity that is engaged in the design, development, production, or use of nuclear, biological or chemical weapons or missile technology. If Buyer resells or otherwise disposes of any product or technical data purchased hereunder, it will comply with any export restrictions applicable to such transfer. Supplier shall have no liability for delayed delivery or nondelivery resulting from denial, revocation, suspension or governmental delay in issuance, of any necessary export license or authority.

(2)	Supplier shall not be obligated to fulfill its obligations hereunder if such fulfillment is prevented by any impediments arising out of national or international foreign trade or customs requirements or any embargoes or other sanctions.

(3)	If required to conduct export control checks, Buyer, upon request by Supplier, shall promptly provide Supplier with all information pertaining to particular end customer, destination and intended use of Products, works and services provided by Supplier, as well as any export control restrictions existing.

14.8	Severability. Any term of this Agreement which is judged to be void or unenforceable shall to the extent of such invalidity be severable and the continuation in full force and effect of the remainder of the provisions will not be prejudiced.

14.9	Entire Agreement. This Agreement, including all Exhibits, Attachments, Statements of Work and Purchase Orders, constitutes the entire agreement between the Parties and their respective affiliates with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the Parties and their respective affiliates with respect to the subject matter hereof.

14.10	Amendment. This Agreement may not be amended, varied or modified in any manner except by an instrument in writing signed by duly authorized officers or representatives of each of the Parties.

14.11	No Partnership. Nothing in this Agreement shall create or be deemed to create a partnership or joint venture or the relationship of principal and agent between the Parties.

14.12	Survival of Obligations. Subject to the terms and conditions of this Agreement, the obligations under this Agreement and/or any Orders placed hereunder that by their nature or as specified under this Agreement are intended to continue beyond the termination, cancellation or expiration of this Agreement, including, without limitation and for the avoidance of doubt, the Parties’ obligations under clause 8 and clause 9, shall survive the termination, cancellation or expiration of this Agreement.

14.13	Notices. A notice shall be in writing in English, and delivered personally or sent by internationally reputable courier or by email to the party due to receive the notice to the address set out in clause 14.13 (or otherwise notified by the other Party in accordance with this clause 14.13).

Unless there is evidence that it was received earlier, a notice is deemed given if:

(1)	delivered personally, when left at the address set out in clause 14.13;

(2)	sent by internationally reputable courier, three (3) Business Days after posting it if the sender and recipient are in the same country or eight (8) Business Days after posting it if the sender and recipient are in different countries; or

(3)	sent by electronic mail, when confirmation of its transmission has been recorded by the sender’s email system.

The address referred to in this clause 14.13 is:

Name of party	Address	Marked for the attention of	E-mail Address

Supplier	13139 Jess Pirtle Blvd. Sugar Land, Texas 77478	[***]	[***]

Buyer	4th Floor, Building A, No. 888, Huanhu West 2nd Road, Nanhui New Town, Pudong New Area, Shanghai	[***]	[***]

14.14	Non-exclusivity. None of the activities to be performed by Supplier and Buyer under this Agreement are exclusive. This Agreement does not grant to Supplier any exclusive right or privilege to provide to Buyer any products or services of the type contemplated herein, and this Agreement does not grant to Buyer an exclusive right or privilege to receive from Supplier any products or services of the type contemplated herein. Supplier and Buyer reserve the right to contract with other persons for the sale and procurement of comparable products and services of the type contemplated herein.

14.15	Other Definitional and Interpretative Matters. Unless specified otherwise in this Agreement the obligations of any Party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

14.16	No Third Party Beneficiary. Nothing in this Agreement is intended to confer any benefit on any third party (whether referred to herein by name, class, description or otherwise) or any right to enforce a term set forth in these conditions.

14.17	Counterparts. This Agreement, and any documents to be executed by the Parties in connection herewith, may be executed in multiple counterparts (facsimile or otherwise), each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, each of which shall constitute an original effective as of the date hereof.

APPLIED OPTOELECTRONICS, INC.

By:
Name:
Title:

Yuhan Optoelectronic Technology (Shanghai) Co., Ltd. (裕汉光电子科技(上海)有限公司)

By:
Name:
Title:

Signature Page to Product Supply Agreement

EXHIBIT A

THE PRODUCTS

1.       The Products

Product	Specification	Product Number
Laser Chips